Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54918, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908, 333-128585, 333-132369 and 333-140648) and registration statements on Form S-8 (Nos. 333-57079, 333-83876 and 333-128854) of Palatin Technologies, Inc. of our reports dated September 12, 2007, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended June 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Palatin Technologies, Inc.

Our report dated September 12, 2007 on the consolidated financial statements refers to an accounting change as a result of the adoption of SFAS No. 123(R), “Share-Based Payment,” effective July 1, 2005.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 12, 2007